STOCK  EXCHANGE AGREEMENT

BY AND BETWEEN

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.,

ACXESS, INC.,

THE SHAREHOLDERS OF ACXESS, INC.,

AND

ANTHONY F. ZALENSKI, ACTING AS THE SHAREHOLDER’S AGENT.

Dated as of June 26, 2006

STOCK PURCHASE AGREEMENT

TABLE OF CONTENTS

1.	EXCHANGE OF SHARES		1

2.	CONSIDERATION		2
	2.1	Consideration	2
	2.2	Delivery of Consideration	2

3.	JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS		2
	3.1	Corporate	2
	3.2	Shareholders	3
	3.3	No Violation	4
	3.4	Financial Statements	5
	3.5	Tax Matters	5
	3.6	Accounts Receivable	6
	3.7	Inventory	6
	3.8	Absence of Certain Changes	7
	3.9	Absence of Undisclosed Liabilities	8
	3.10	No Litigation	9
	3.11	Compliance With Laws and Orders	9
	3.12	Title to and Condition of Properties	11
	3.13	Insurance	13
	3.14	Contracts and Commitments	14
	3.15	Labor Matters	16
	3.16	Employee Benefit Plans	16
	3.17	Employment Compensation	16
	3.18	Trade Rights	17
	3.19	Major Customers and Suppliers	17
	3.20	Product Warranty and Product Liability	18
	3.21	Bank Accounts	19
	3.22	Affiliates’ Relationships to Company	19
	3.23	Assets Necessary to Business	19
	3.24	No Brokers or Finders	19
	3.25	Information	19
	3.26	Disclosure	20

4.	REPRESENTATIONS AND WARRANTIES OF BUYER		20
	4.1	Corporate	20
	4.2	Authority	20
	4.3	No Brokers or Finders	21
	4.4	Buyer's Disclosure	21
	4.5	Investment Intent	21

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5.	COVENANTS		21
	5.1	Employment and Noncompetition Agreement	22
	5.2	Noncompetition; Confidentiality	22
	5.3	General Releases	23
	5.4	HSR Act Filings	24
	5.5	Access to Information and Records	24
	5.6	Conduct of Business Pending the Closing	24
	5.7	Consents	26
	5.8	Other Action	26
	5.9	Disclosure Schedule	26

6.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS		26
	6.1	Representations and Warranties True as of the Closing Date	26
	6.2	Compliance With Agreement	27
	6.3	Absence of Litigation	27
	6.4	Consents and Approvals	27
	6.5	Hart-Scott-Rodino Waiting Period	27
	6.6	Section 1445 Affidavit	27

7.	CONDITIONS PRECEDENT TO SHAREHOLDERS’ OBLIGATIONS		27
	7.1	Representations and Warranties True as of the Closing Date	27
	7.2	Compliance With Agreement	27
	7.3	Absence of Litigation	28
	7.4	Hart-Scott-Rodino Waiting Period	28

8.	INDEMNIFICATION		28
	8.1	By Shareholders	28
	8.2	By Buyer	28
	8.3	Indemnification of Third-Party Claims	29
	8.4	Payment	30
	8.5	Indemnification for Environmental Matters	30

9.	CLOSING		31
	9.1	Documents to be Delivered by Company and Shareholders	32
	9.2	Documents to be Delivered by Buyer	33

10.	TERMINATION		34
	10.1	Right of Termination Without Breach	34
	10.2	Termination for Breach	34

11.	RESOLUTION OF DISPUTES		35
	11.1	Arbitration	35
	11.2	Arbitrators	35
	11.3	Procedures; No Appeal	35
	11.4	Authority	36
	11.5	Entry of Judgment	36
	11.6	Confidentiality	36

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	11.7	Continued Performance	36
	11.8	Tolling	36

12.	MISCELLANEOUS		37
	12.1	Disclosure Schedule	37
	12.2	Further Assurance	37
	12.3	Disclosures and Announcements	37
	12.4	Assignment; Parties in Interest	37
	12.5	Law Governing Agreement	38
	12.6	Amendment and Modification	38
	12.7	Notice	38
	12.8	Expenses	39
	12.9	Shareholders’ Agent; Power of Attorney	40
	12.10	Entire Agreement	41
	12.11	Counterparts	41
	12.12	Headings	41
	12.13	Glossary of Terms	42

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Disclosure Schedule

Schedule 3.1.(c)	-	Foreign Corporation Qualification
Schedule 3.1.(d)	-	Subsidiaries
Schedule 3.1.(f)	-	Shareholder List
Schedule 3.3	-	Violation, Conflict, Default
Schedule 3.4	-	Financial Statements
Schedule 3.5.(b)	-	Tax Returns (Exceptions to Representations)
Schedule 3.5.(c)	-	Tax Audits
Schedule 3.5.(d)	-	Consolidated Tax Returns
Schedule 3.5.(e)	-	Tax, Other
Schedule 3.6	-	Accounts Receivable (Aged Schedule)
Schedule 3.7	-	Inventory Off Premises
Schedule 3.8	-	Certain Changes
Schedule 3.9	-	Off-Balance Sheet Liabilities
Schedule 3.10	-	Litigation Matters
Schedule 3.11.(a)	-	Non-Compliance with Laws
Schedule 3.11.(a)(iii)	-	Licenses and Permits
Schedule 3.11.(c)	-	Environmental Matters (Exceptions to Representations)
Schedule 3.12	-	Liens
Schedule 3.12.(c)	-	Owned Real Property
Schedule 3.13	-	Insurance
Schedule 3.14.(a)	-	Real Property Leases
Schedule 3.14.(b)	-	Personal Property Leases
Schedule 3.14.(g)	-	Collective Bargaining Agreements
Schedule 3.14.(h)	-	Loan Agreements, etc.
Schedule 3.14.(i)	-	Guarantees
Schedule 3.14.(l)	-	Material Contracts
Schedule 3.15	-	Labor Matters
Schedule 3.17	-	Employment Compensation
Schedule 3.18	-	Trade Rights
Schedule 3.19.(a)	-	Major Customers
Schedule 3.19.(b)	-	Major Suppliers
Schedule 3.19.(c)	-	Dealers and Distributors
Schedule 3.20	-	Product Warranty, Warranty Expense and Liability Claims
Schedule 3.21	-	Bank Accounts
Schedule 3.22.(a)	-	Contracts with Affiliates
Schedule 3.22.(c)	-	Obligations of and to Affiliates
Schedule 4.4	-	Buyer’s Disclosure

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STOCK EXCHANGE AGREEMENT

STOCK EXCHANGE AGREEMENT (this “Agreement”) dated June 26, 2006, by and among Innovative Software Technologies, Inc., a California corporation (“Buyer”), AcXess, Inc., a Florida corporation (“Company”), those shareholders of AcXess, Inc. listed in Schedule 3.1(f) attached hereto (individually “Shareholder” and together the “Shareholders”), and Anthony F. Zalenski, an individual residing in Boca Raton, Florida (the “Shareholders’ Agent”).

RECITALS

A. Company is engaged in Business Continuity and Disaster Recovery Products and Services (the “Business”). Shareholders own all of the issued and outstanding shares (the “Shares”) of capital stock of Company comprising 9,107,877 shares of common stock.

B. Company’s facilities consist of approximately 3,200 square feet of leased office space located at 3998 FAU Blvd., Suite 210, Boca Raton, Florida (the “Facilities”).

C. Buyer desires to purchase the Shares from Shareholders and Shareholders desire to sell the Shares to Buyer, upon the terms and conditions herein set forth.

D. Shareholders wish to designate Anthony F. Zalenski as their agent and attorney-in-fact with the authority to act on their behalf in connection with the sale of the Shares to Buyer.

E. For United States federal income tax purposes the transactions contemplated hereby are intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this agreement is intended to be adopted as a plan of reorganization for purposes of Section 368 of the Code.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.	EXCHANGE OF SHARES

Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Shareholders shall sell to Buyer, and Buyer shall purchase from Shareholders, all the Shares.

2.	CONSIDERATION

2.1	Consideration.

The consideration (the “Consideration”) for the Exchange of Shares shall be 11,000,000 shares of common stock of Buyer (the “INIV Shares”) at an approximate exchange ratio of 1.21 shares of common stock of INIV for each of the Shares of the Company.

2.2	Delivery of Consideration.

The Consideration shall be delivered by Buyer as follows:

2.2.(a) INIV Shares to Shareholder’s Agent. At the Closing, Buyer shall deliver to the Shareholders Agent certificates representing the INIV Shares. Said shares shall be validly issued, fully paid and non-assessable. Shareholder’s Agent will at that time deliver to Buyer certificates of the Company representing 9,541,587 shares of common stock of the Company, which shares shall be validly issued, fully paid and non-assessable.

3.	JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

Company and Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein. Regardless of the foregoing, the representations and warranties set forth in Section 3.2 are made severally by each Shareholder, with respect to such Shareholder only.

3.1	Corporate.

3.1.(a) Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

3.1.(b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

3.1.(c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Company is licensed or qualified to do business are listed in Schedule 3.1.(c).

3.1.(d) Subsidiaries.

Company does not own any interest in any corporation, partnership or other entity.

3.1.(e) Corporate Documents, etc. The copies of the Articles of Incorporation and By-Laws of the Company, including any amendments thereto, which have been delivered by Shareholders to Buyer are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of the Company which have been furnished to Buyer for inspection are true, correct and complete and accurately reflect all material corporate action taken by the Company. The directors and officers of the Company are listed in Schedule 3.1.(e).

3.1.(f) Capitalization of the Company. The authorized capital stock of the Company consists entirely of 10,000,000 shares of common stock, no par value. No shares of such capital stock are issued or outstanding except for 9,107,877 shares of common stock of the Company which are owned of record and beneficially by Shareholders in the respective numbers set forth in Schedule 3.1.(f). All such shares of capital stock of the Company are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any of the Company’s capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

3.2	Shareholders.

3.2.(a) Power. Each Shareholder has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein as “Ancillary Instruments”), and to carry out the transactions contemplated hereby.

3.2.(b) Authorization. The execution and delivery of this Agreement and the Ancillary Instruments, and full performance thereunder, have been duly authorized by the respective boards of directors and the shareholders of each Shareholder which is a corporation, and no other or further corporate act on the part of any such Shareholder is necessary therefor.

3.2.(c) Validity. This Agreement has been duly and validly executed and delivered by each Shareholder and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

3.2.(d) Title. Each Shareholder has, and at Closing Buyer will receive, good and marketable title to the Shares to be sold by such Shareholder hereunder, free and clear of all Liens (as defined in Section 3.12) including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

3.3	No Violation.

Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Company and Shareholders of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”), (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any “plant-closing” or similar law), or (c) subject to obtaining the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company (or the Shares) under, any term or provision of the Articles of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or any Shareholder is a party or by which Company or any Shareholder or any of its or their assets or properties may be bound or affected.

3.4	Financial Statements.

Included as Schedule 3.4 are true and complete copies of the financial statements of Company consisting of unaudited balance sheet of Company as of December 31, 2005, and the related statements of income and cash flows for the year then ended (including the notes contained therein or annexed thereto), (the “Financial Statements”). All of such Financial Statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of Company as of the dates and for the years and periods indicated.

3.5	Tax Matters.

3.5.(a) Provision For Taxes. The provision made for taxes on the Financial Statements is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, at the date of the Financial Statements and for all years and periods prior thereto. Since the date of the Financial Statements, Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company.

3.5.(b) Tax Returns Filed. Except as set forth on Schedule 3.5.(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company.

3.5.(c) Tax Audits. The federal and state income tax returns of Company have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 3.5.(c), and Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

3.5.(d) Consolidated Group. Schedule 3.5.(d) lists every year Company was a member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, and each corporation that has been part of such group. No affiliated group of corporations of which Company has been a member has discontinued filing consolidated returns during the past five years.

3.5.(e) Other. Except as set forth in Schedule 3.5.(e), since its inception, the Company has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. The Company is not a “United States real property holding company” within the meaning of Section 897 of the Code.

3.6	Accounts Receivable.

All accounts receivable of Company reflected on the Financial Statements, and as incurred in the normal course of business since the date thereof, represent arm’s length sales actually made in the ordinary course of business; are collectible (net of the reserve shown on the Financial Statements for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Schedule 3.6 contains an aged schedule of accounts receivable included in the Financial Statements. All accounts receivable of Company reflected on the Financial Statements represent arm’s length sales actually made in the ordinary course of business and will be collected (net of the reserve shown on the Financial Statements for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings and will be subject to no counterclaim or set-off.

3.7	Inventory.

All inventory of Company reflected on the Financial Statements consists of a quality and quantity useable and saleable in the ordinary course of business, had a commercial value at least equal to the value shown on such balance sheet and is valued in accordance with generally accepted accounting principles at the lower of cost or market. All inventory purchased since the date of such balance sheet consists of a quality and quantity useable and saleable in the ordinary course of business. Except as set forth in Schedule 3.7, all inventory of Company is located on premises owned or leased by Company as reflected in this Agreement.

3.8	Absence of Certain Changes.

Except as and to the extent set forth in Schedule 3.8, since the date of the Financial Statements there has not been:

3.8.(a) No Adverse Change. Any adverse change in the financial condition, assets, liabilities, business, prospects or operations of Company;

3.8.(b) No Damage. Any loss, damage or destruction, whether covered by insurance or not, affecting Company’s business or properties;

3.8.(c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

3.8.(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Company.

3.8.(e) No Commitments. Any commitment or transaction by Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

3.8.(f) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Company’s capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company as such a shareholder;

3.8.(g) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Company, except for the sale of inventory items in the ordinary course of business;

3.8.(h) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by Company;

3.8.(i) No Liens. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of Company;

3.8.(j) No Amendment of Contracts. Any entering into, amendment or termination by Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

3.8.(k) Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term “Affiliate” shall mean and include all Shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market);

3.8.(l) Credit. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company’s policies or practices with respect to the granting of credit; or

3.8.(m) No Unusual Events. Any other event or condition not in the ordinary course of business of Company.

3.9	Absence of Undisclosed Liabilities.

Except as and to the extent specifically disclosed in the Financial Statements, or in Schedule 3.9, Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Financial Statements in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of Company. Except as and to the extent described in the Financial Statements or in Schedule 3.9, neither Company nor any Shareholder has knowledge of any basis for the assertion against Company of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of Company’s business and consistent with past practice.

3.10	No Litigation.

Except as set forth in Schedule 3.10 there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative (“Litigation”) pending or threatened against Company, its directors (in such capacity), its business or any of its assets, nor does Company or any Shareholder know, or have grounds to know, of any basis for any Litigation. Schedule 3.10 also identifies all Litigation to which Company or any of its directors (in such capacity) have been parties inception of the Company. Except as set forth in Schedule 3.10, neither Company nor its business or assets is subject to any Order of any Government Entity.

3.11	Compliance With Laws and Orders.

3.11.(a) Compliance. Except as set forth in Schedule 3.11.(a), Company (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in Schedule 3.11.(a), Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

(i) The operation of Company’s business as it is now conducted does not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

(ii) Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

(iii) Company has delivered to Buyer copies of all reports of Company for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

3.11.(b) Licenses and Permits. Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 3.11.(a)(iii), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 3.11.(a)(iii), Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

3.11.(c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes (“Waste”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and their state and local counterparts are herein collectively referred to as the “Environmental Laws”. Without limiting the generality of the foregoing provisions of this Section 3.11, Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.11.(c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.11.(c), there are no past or present (or, to the best of Company’s and the Shareholders’ knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

3.12	Title to and Condition of Properties.

3.12.(a) Marketable Title. Company has good and marketable title to all of Company’s assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Financial Statements, except for inventory disposed of in the ordinary course of business since the date of such Financial Statements, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”) except those described in Schedule 3.12 and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Financial Statements), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized. None of Company’s assets, business or properties are subject to any restrictions with respect to the transferability thereof; and the Company’s title thereto will not be affected in any way by the transactions contemplated hereby.

3.12.(b) Condition. All property and assets owned or utilized by Company are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Company as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by Company are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

3.12.(c) Real Property. Schedule 3.12.(c) sets forth all real property owned, used or occupied by Company (the “Real Property”), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which Company has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. Schedule 3.12.(c) also sets forth, with respect to each parcel of Real Property which is leased, the material terms of such lease. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Real Property has permanent rights of access to dedicated public highways. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. There is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. None of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law, regulation or ordinance. No public improvements have been commenced and to Company’s and Shareholders’ knowledge none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. No portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. Neither Company nor any Shareholder has notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in “(ii)” above, (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property), or (v) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Agreement for which liens could be filed against any of the Real Property.

3.12.(d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the best of Company’s and Shareholders’ knowledge has any such condemnation, expropriation or taking been proposed.

3.13	Insurance.

Set forth in Schedule 3.13 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Company, true and correct copies of which have heretofore been delivered to Buyer. Schedule 3.13 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Company, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 3.13 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and neither Company nor any Shareholder has knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Company has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company has duly and timely made all claims it has been entitled to make under each policy of insurance. Since the Company’s inception all products liability and general liability policies maintained by or for the benefit of Company have been “occurrence” policies and not “claims made” policies. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither Company nor any of the Shareholders knows of any basis for denial of any claim under any such policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party.

3.14	Contracts and Commitments.

3.14.(a) Real Property Leases. Except as set forth in Schedule 3.12.(c), Company has no leases of real property.

3.14.(b) Personal Property Leases. Except as set forth in Schedule 3.14.(b), Company has no leases of personal property.

3.14.(c) Purchase Commitments. Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of two months normal usage, or which are at an excessive price.

3.14.(d) Sales Commitments. Company has no sales contracts or commitments to customers or distributors which aggregate in excess of $0 to any one customer or distributor (or group of affiliated customers or distributors). Company has no sales contracts or commitments except those made in the ordinary course of business, at arm’s length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

3.14.(e) Contracts With Affiliates and Certain Others. Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

3.14.(f) Powers of Attorney. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

3.14.(g) Collective Bargaining Agreements. Except as set forth in Schedule 3.14.(g), Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

3.14.(h) Loan Agreements. Except as set forth in Schedule 3.14.(h), Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

3.14.(i) Guarantees. Except as disclosed on Schedule 3.14.(i), Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

3.14.(j) Contracts Subject to Renegotiation. Company is not a party to any contract with any governmental body which is subject to renegotiation.

3.14.(k) Burdensome or Restrictive Agreements. Company is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of Company. Without limiting the generality of the foregoing, Company is not a party to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

3.14.(l) Other Material Contracts. Company has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $0, or involving performance over a period of more than two months, or which is otherwise individually material to the operations of Company, except as explicitly described in Schedule 3.14.(l) or in any other Schedule.

3.14.(m) No Default. Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company’s obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Company. No third party is in default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

3.15	Labor Matters.

Except as set forth in Schedule 3.15, within the last five years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.15, (a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Company nor any secondary boycott with respect to products of Company; (d) no question concerning representation has been raised or is threatened respecting the employees of Company; (e) no grievance which might have a material adverse effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

3.16	Employee Benefit Plans.

The Company has no pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, “golden parachutes,” collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or employee manuals, or written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons (“Company Employees”) employed by Company. Company has no announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

3.17	Employment Compensation.

Schedule 3.17 contains a true and correct list of all employees to whom Company is paying compensation, including bonuses and incentives, at an annual rate in excess of One Hundred Thousand Dollars ($100,000) for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

3.18	Trade Rights.

Schedule 3.18 lists all Trade Rights (as defined below) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 3.18 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Company, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company, nor is any other person infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right listed on Schedule 3.18, nor does Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or threatened to challenge Company’s right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All Trade Rights of Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by Company. As used herein, the term “Trade Rights” shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

3.19	Major Customers and Suppliers.

3.19.(a) Major Customers. Schedule 3.19.(a) contains a list of the four largest customers, including distributors, of Company for the most recent fiscal year (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during the year. Neither Company nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 3.19.(a) will not continue to be customers of the business of Company after the Closing at substantially the same level of purchases as heretofore.

3.19.(b) Major Suppliers. Schedule 3.19.(b) contains a list of the four largest suppliers to Company for the most recent fiscal year (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during the year. Neither Company nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 3.19.(b) will not continue to be suppliers to the business of Company after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

3.19.(c) Dealers and Distributors. Schedule 3.19.(c) contains a list by product line of all sales representatives, dealers, distributors and franchisees of Company, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

3.20	Product Warranty and Product Liability.

Schedule 3.20 contains a true, correct and complete copy of Company’s standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 3.20 sets forth the estimated aggregate annual cost to Company of performing warranty obligations for customers for the most recent fiscal year. Schedule 3.20 contains a description of all product liability claims and similar Litigation relating to products manufactured or sold, or services rendered, which are presently pending or which to Company’s or any Shareholder’s knowledge are threatened, or which have been asserted or commenced against Company since inception of the Company, in which a party thereto either requests injunctive relief or alleges damages (whether or not covered by insurance). There are no defects in design, construction or manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property. None of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign by Company and, to Company’s or any Shareholder’s knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect. Such products have received all governmental approvals necessary to allow their sale and use. As used in this Section 3.20, the term “Products” means any and all products currently or at any time previously manufactured, distributed or sold by Company, or by any predecessor of Company under any brand name or mark under which products are or have been manufactured, distributed or sold by Company.

3.21	Bank Accounts.

Schedule 3.21 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.22	Affiliates’ Relationships to Company.

3.22.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between Company and any Affiliate are described on Schedule 3.22.(a).

3.22.(b) No Adverse Interests. No Affiliate has any direct or indirect interest in (i) any entity which does business with Company or is competitive with Company’s business, or (ii) any property, asset or right which is used by Company in the conduct of its business.

3.22.(c) Obligations. All obligations of any Affiliate to Company, and all obligations of Company to any Affiliate, are listed on Schedule 3.22.(c).

3.23	Assets Necessary to Business.

Company presently has and at the Closing will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements, necessary to permit Buyer to carry on the business of Company as presently conducted.

3.24	No Brokers or Finders.

Neither Company nor any of its directors, officers, employees, Shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

3.25	Information.

Each Shareholder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Buyer that have been requested by the Shareholder or its advisors, if any. Each Shareholder and its advisors, if any, have been afforded the opportunity to ask questions of the Buyer and have received what the Shareholders and its advisors, if any, believe to be satisfactory answers to any such inquiries. Each Shareholder acknowledges and understands that its purchase consideration of the INIV Shares involves a significant degree of risk, including the risks reflected in documents filed by the Buyer with the Securities and Exchange Commission.

3.26	Disclosure.

No representation or warranty by Company and/or the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Company or Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Company and/or Shareholders shall be deemed representations and warranties by the Company and the Shareholders.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to the Shareholders, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Shareholders or any notice to Shareholders, and shall survive the Closing of the transactions provided for herein.

4.1	Corporate.

4.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

4.1.(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

4.2	Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

4.3	No Brokers or Finders.

Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

4.4	Buyer’s Disclosure.

No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. Furthermore, except as set forth in Schedule 4.4 attached hereto, there has been no material change in Buyer’s financial condition or operations since its last filing on Form 10QSB available at www.sec.gov.

4.5	Investment Intent.

The Shares are being acquired by Buyer for investment only and not with the view to resale or other distribution.

5.	COVENANTS

Not less than 15 days prior to the Closing, Shareholders, at their expense, shall provide to Buyer title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to Company standard form owner’s (or lessee’s, as the case may be) policies of title insurance with respect to all Real Property, together with a copy of each document to which reference is made in such commitments. In the case of owned Real Property, such policies shall be standard ALTA Form 1990 owner’s policies in the full fair market value thereof, insuring good and marketable title thereto (expressly including all easements and other appurtenances). In the case of leased Real Property, such policies shall be upon standard ALTA Form 1990 leasehold owner’s policies and in such amounts as such shall be reasonably acceptable to Buyer. In either case, all policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be reasonably acceptable to Buyer, and shall contain such endorsements as Buyer shall reasonably request (including, but not limited to, an endorsement over rights of creditors, if requested by Buyer or Buyer’s lender).

5.1	Employment and Noncompetition Agreement.

At the Closing, Shareholders shall cause to be delivered to Company an Employment and Noncompetition Agreement, substantially in the form of Exhibit A hereto, duly executed by Anthony F. Zalenski.

5.2	Noncompetition; Confidentiality.

Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Company being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to Section 5.1 hereof, each Shareholder hereby covenants and agrees as follows:

5.2.(a) Covenant Not to Compete. For a period of three years from the Closing Date, no Shareholder will directly or indirectly:

(i) engage in, continue in or carry on any business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

(ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Company or Buyer in any aspect with respect to the Business, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm’s length basis with any such competitor;

(iii) offer employment to an employee of Company, without the prior written consent of Buyer; or

(iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Business;

provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend to the United States of America and it’s territories. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the business of the Company. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

5.2.(b) Covenant of Confidentiality. No Shareholder shall at any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning Company. For purposes hereof, “confidential information” shall mean and include, without limitation, all Trade Rights in which Company has an interest, all customer lists and customer information, and all other information concerning Company’s processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously disclosed to the public directly by Company.

5.2.(c) Equitable Relief for Violations. Each Shareholder agrees that the provisions and restrictions contained in this Section 5.2 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.2.

5.3	General Releases.

With ten (10) days of Closing, each Shareholder shall deliver general releases to Buyer, in form and substance satisfactory to Buyer and its counsel, releasing Company and the directors, officers, agents and employees of Company from all claims to the Closing Date, except (i) as may be described in written contracts disclosed in the Disclosure Schedule and expressly described and excepted from such releases, and (ii) in the case of persons who are employees of the Company, compensation for current periods expressly described and excepted from such releases. Such releases shall also contain waivers of any right of contribution or other recourse against Company with respect to representations, warranties or covenants made herein by Company.

5.4	HSR Act Filings.

To the extent such filings have not been completed prior to the execution of this Agreement, each party shall, in cooperation with the other parties, file or cause to be filed any reports or notifications that may be required to be filed by it under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the others all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the federal Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, the Shareholders and the Company shall consult with Buyer.

5.5	Access to Information and Records.

During the period prior to the Closing, Shareholders shall cause Company to give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of Company for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Company as Buyer may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) with the prior consent of Company in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with Company.

5.6	Conduct of Business Pending the Closing.

From the date hereof until the Closing, except as otherwise approved in writing by the Buyer, Company covenants as follows, and Shareholders shall cause each of the following to occur:

5.6.(a) No Changes. Company will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

5.6.(b) Maintain Organization. Company will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Company and will use its best efforts to preserve the business organization of Company intact, to keep available to Company the present officers and employees, and to preserve for Company its present relationships with suppliers and customers and others having business relationships with Company.

5.6.(c) No Breach. Company and Shareholders will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Company and/or the Shareholders herein, or which would have required disclosure on Schedule 3.8 had it occurred after the date of the Financial Statements and prior to the date of this Agreement.

5.6.(d) No Material Contracts. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Company (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

5.6.(e) No Corporate Changes. Company shall not amend its Articles of Incorporation or By-Laws or make any changes in authorized or issued capital stock.

5.6.(f) Maintenance of Insurance. Company shall maintain all of the insurance in effect as of the date hereof and shall procure such additional insurance as shall be reasonably requested by Buyer.

5.6.(g) Maintenance of Property. Company shall use, operate, maintain and repair all property of Company in a normal business manner.

5.6.(h) Interim Financials. Company will provide Buyer with interim monthly financial statements and other management reports as and when they are available.

5.6.(i) No Negotiations. Neither Company nor any Shareholder will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Company, Company’s assets or business or any part thereof or any equity securities of Company (an “acquisition proposal”), and Company and Shareholders shall immediately advise Buyer of the receipt of any acquisition proposal.

5.6.(j) No Transfer of Shares. No Shareholder shall transfer or attempt to transfer any of the Shares except to Buyer pursuant hereto; and Company shall refuse to accept any certificates for Shares to be transferred or otherwise to allow such transfers to occur upon its books.

5.7	Consents.

Company and Shareholders will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

5.8	Other Action.

Company and Shareholders shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties’ obligations to consummate the transactions contemplated in this Agreement.

5.9	Disclosure Schedule.

Shareholders and Company shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

6.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

6.1	Representations and Warranties True as of the Closing Date.

Each of the representations and warranties made by Shareholders and Company in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Shareholders or Company pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

6.2	Compliance With Agreement.

Shareholders and Company shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.1.

6.3	Absence of Litigation.

No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

6.4	Consents and Approvals.

All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing.

6.5	Hart-Scott-Rodino Waiting Period.

All applicable waiting periods related to the HSR Act shall have expired.

6.6	Section 1445 Affidavit.

Company shall have delivered to Buyer an affidavit, in form satisfactory to Buyer, complying with the requirements of Section 1445(b)(3).

7.	CONDITIONS PRECEDENT TO SHAREHOLDERS’ OBLIGATIONS

Each and every obligation of Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

7.1	Representations and Warranties True as of the Closing Date.

Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

7.2	Compliance With Agreement.

Buyer shall have in all material respects performed and complied with all of Buyer’s agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 0.

7.3	Absence of Litigation.

No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

7.4	Hart-Scott-Rodino Waiting Period.

All applicable waiting periods related to the HSR Act shall have expired.

8.	INDEMNIFICATION

8.1	By Shareholders.

Subject to the terms and conditions of this Article 0, each Shareholder, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer, its directors, officers, employees and controlled and controlling persons (hereinafter “Buyer’s Affiliates”) and the Company from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer’s Affiliates or the Company, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any Shareholder or Company contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material” for purpose of Section 0), or (b) the breach of any covenant of any Shareholder or the Company contained in this Agreement. Regardless of the foregoing, however, breaches of representations and warranties contained in Section 0 hereof shall be subject only to several indemnification by the respective Shareholders who shall have made and breached such representations and warranties. As used in this Article 0, the term “Claim” shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

8.2	By Buyer.

Subject to the terms and conditions of this Article 0, Buyer hereby agrees to indemnify, defend and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material” for purposes of Section 0), or (b) the breach of any covenant of Buyer contained in this Agreement.

8.3	Indemnification of Third-Party Claims.

The obligations and liabilities of any party to indemnify any other under this Article 0 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

8.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. In all matters concerning the Shareholders by virtue of joint and several liability, the Shareholders’ Agent shall give and receive notice and otherwise act in all respects on their behalf. Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article 0, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

8.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment therein.

8.3.(c) Indemnified Party’s Rights. Anything in this Section 0 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

8.4	Payment.

The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 0, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article 0 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not

8.5	Indemnification for Environmental Matters.

Without limiting the generality of the foregoing, each Shareholder, jointly and severally, agrees to indemnify, reimburse, hold harmless and defend Buyer, Buyer’s affiliates and Company for, from, and against all Claims asserted against, imposed on, or incurred by any such person, directly or indirectly, in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that (A) is related in any way to Company’s or any previous owner’s or operator’s ownership, operation or occupancy of the business, properties and assets owned or used by Company, and (B) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date.

8.6 Limitations on Indemnification.

Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

8.6. (a) Time Limitation. No claim or action shall be brought under this Article 0 for breach of a representation or warranty after the lapse of the applicable statute of limitations following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

(i) Any claim or action brought for breach of any representation or warranty made by Shareholders in or pursuant to Section 0 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

(ii) Any claim made by a party hereunder by a demand for arbitration in accordance with Article 0 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

(iii) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party’s right to make a claim based on the breach of representation or warranty still surviving.

8.7 No Waiver.

The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be “material” for purposes of Section 0.

9.	CLOSING

The closing of this transaction (the “Closing”) shall take place at the offices of AcXess, Inc., at 3:00 PM on June 26th, 2006, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the “Closing Date”.

9.1	Documents to be Delivered by Company and Shareholders.

At the Closing, Company and Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

9.1.(a) Stock Certificate(s). A stock certificate or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

9.1.(b) Compliance Certificate. If the Closing is not on the date hereof, a certificate signed by each Shareholder that each of the representations and warranties made by Shareholders and the Company in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company and Shareholders have performed and complied with all of Company’s and Shareholders’ obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

9.1.(c) Employment and Noncompetition Agreements. The Employment and Noncompetition Agreements referred to in Section 0, duly executed by the persons referred to in such Section.

9.1.(d) Certified Resolutions. Certified copies of the resolutions of the Board of Directors and the Shareholders of Company, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.]

9.1.(e) Articles; By-Laws. A copy of the By-Laws of Company certified by the secretary of Company, and a copy of the Articles of Incorporation of Company certified by the Secretary of State of the state of incorporation of Company.

9.1.(f) General Releases. The General Releases referred to in Section 0, duly executed by the persons referred to in such Section.

9.1.(g) Affidavit. An affidavit from Company in form and substance satisfactory to Buyer complying with Section 1445(b)(3) of the Code.

9.1.(h) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

9.2	Documents to be Delivered by Buyer.

At the Closing, Buyer shall deliver to Shareholders the following documents, in each case duly executed or otherwise in proper form:

9.2.(a) Purchase Consideration. To Shareholders, certificates representing shares of Buyer’s common stock according to Schedule 3.1(f).

9.2.(b) Compliance Certificate. If the Closing is not on the date hereof, a certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Shareholders), and that Buyer has performed and complied with all of Buyer’s obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

9.2.(c) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

9.2.(d) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company or Shareholders by Buyer pursuant to the terms hereof.

9.2.(e) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

10.	TERMINATION

10.1	Right of Termination Without Breach.

This Agreement may be terminated without further liability of any party at any time prior to the Closing:

10.1.(a) by mutual written agreement of Buyer and Shareholders’ Agent, or

10.1.(b) by either Buyer or Shareholders’ Agent if the Closing shall not have occurred on or before July 17, 2006, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

10.2	Termination for Breach.

10.2.(a) Termination by Buyer. If (i) there has been a material violation or breach by any Shareholder or Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) Company, Shareholders’ Agent or any Shareholder shall have attempted to terminate this Agreement under this Article 0 or otherwise without grounds to do so, then Buyer may, by written notice to Shareholders’ Agent at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 0 hereof.

10.2.(b) Termination by Shareholders’ Agent. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Shareholders’ Agent, or (ii) there has been a failure of satisfaction of a condition to the obligations of Shareholders which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article 0 or otherwise without grounds to do so, then Shareholders’ Agent may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 0 hereof.

10.2.(c) Effect of Termination. Termination of this Agreement pursuant to this Section 0 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made (“indemnified party”) from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties’ obligations under Section 0 of this Agreement shall survive termination.

11.	RESOLUTION OF DISPUTES

11.1	Arbitration.

Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Florida in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 0. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of any Shareholder under Section 0 of this Agreement, or any covenants not to compete contained in any Employment and Noncompetition Agreement delivered pursuant to Section 0 hereof.

11.2	Arbitrators.

If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $400,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

11.3	Procedures; No Appeal.

The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

11.4	Authority.

The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

11.5	Entry of Judgment.

Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Buyer and each Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in Florida, for the purpose of confirming any such award and entering judgment thereon.

11.6	Confidentiality.

All proceedings under this Article 0, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

11.7	Continued Performance.

The fact that the dispute resolution procedures specified in this Article 0 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff provided in Section 0 hereof.

11.8	Tolling.

All applicable statutes of limitation shall be tolled while the procedures specified in this Article 0 are pending. The parties will take such action, if any, required to effectuate such tolling.

12.	MISCELLANEOUS

12.1	Disclosure Schedule.

The Schedules have been compiled in a bound volume (the “Disclosure Schedule”), executed by Shareholders and dated and delivered to Buyer on the date of this Agreement. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule includes a table of contents and/or index to all of the information and documents contained therein. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language in the Disclosure Schedule shall be disregarded and be of no force or effect.

12.2	Further Assurance.

From time to time, at Buyer’s request and without further consideration, Company and Shareholders will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

12.3	Disclosures and Announcements.

Announcements concerning the transactions provided for in this Agreement by Buyer, Company or Shareholders shall be subject to the approval of the other parties in all essential respects, except that approval of the Shareholders or Company shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, or Buyer’s stockholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission, or otherwise required by law. Shareholders shall act hereunder only through Shareholders’ Agent.

12.4	Assignment; Parties in Interest.

12.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Shareholders hereunder.

12.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

12.5	Law Governing Agreement.

This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Florida, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

12.6	Amendment and Modification.

Buyer and Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and Shareholders’ Agent; provided, however, that Buyer may, in Buyer’s discretion, require the execution of any amendment by all the Shareholders personally.

12.7	Notice.

All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)           If to Buyer, to:

Innovative Software Technologies, Inc.
1413 South Howard Avenue, Suite 220
Tampa, Florida 33606
Attention: Peter M. Peterson, CEO
Facsimile: (813) 387 - 3311
(with a copy to)

Foley & Lardner LP
100 North Tampa Street, Suite 2700
Tampa, Florida 33602
Attention: Curt Creely, Esq.
Facsimile: (813) 221 - 4210

or to such other person or address as Buyer shall furnish to Shareholders’ Agent in writing.

(b)           If to Shareholders, to Shareholders’ Agent:

Anthony F. Zalenski
4090 Northwest 24th Terr
Boca Raton, 33431
Facsimile: (561) 998-0812

or to such other person or address as Shareholders shall designate as a successor Shareholders’ Agent in accordance with this Agreement.

(c)           If to Company, to:

3998 FAU Blvd., Suite 210
Boca Raton, 33431
Attention: Anthony F. Zalenski, CEO
Facsimile: (561) 998-0812

In addition, any notice to Company given prior to Closing shall also be given in the same manner to Shareholders’ Agent; and any notice to Company given after Closing shall also be given in the same manner to Buyer.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Delivery to Shareholders’ Agent shall constitute delivery to all Shareholders. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

12.8	Expenses.

Regardless of whether or not the transactions contemplated hereby are consummated:

12.8.(a) Brokerage. Shareholders and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively (and Shareholders represent and warrant that there is no broker involved on behalf of Company) and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder’s fees in connection with the execution of this Agreement or the transactions provided for herein.

12.8.(b) Expenses to be Paid by Shareholders. Shareholders shall pay, and shall indemnify, defend and hold Buyer and Company harmless from and against, each of the following:

(i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

(ii) Professional Fees. All fees and expenses of their own and Company’s legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

12.8.(c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

12.8.(d) Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 0) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys’ fees and prejudgment interest.

12.9	Shareholders’ Agent; Power of Attorney.

12.9.(a) Shareholders’ Agent. The Shareholders hereby appoint and constitute Anthony F. Zalenski as Shareholders’ Agent hereunder, to exercise the powers on behalf of Shareholders set forth in this Agreement; and Anthony F. Zalenski hereby accepts such appointment.

12.9.(b) Power of Attorney. Each Shareholder, by his execution of this Agreement, hereby constitutes and appoints the Shareholders’ Agent his true and lawful attorney in fact, with full power in his name and on his behalf:

(i) to receive on behalf of such Shareholder the Consideration, to give Buyer a receipt therefor on behalf of such Shareholder and to hold such Consideration subject to the terms hereof and the instructions of such Shareholder with respect to the ultimate disbursement thereof;

(ii) to act on such Shareholder’s behalf according to the terms of this Agreement and to amend this Agreement in accordance with Article 0 or terminate this Agreement in accordance with Section 0; to waive compliance with conditions precedent to the Shareholders’ obligations set forth in Article 0; to consent to the assignment of rights under this Agreement in accordance with Section 0; to give and receive notices on behalf of all the Shareholders; and to act on their behalf in connection with any matter as to which the Shareholders jointly and severally are an “Indemnified Party” or “Indemnifying Party” under Article 0 hereof; all in the absolute discretion of the Shareholders’ Agent;

(iii) in general, to do all things and to perform all acts, including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement.

This power of attorney, and all authority hereby conferred, is granted subject to the interests of the other Shareholders and the Buyer hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Shareholder or by operation of law, whether by the death or incapacity of any Shareholder or by the occurrence of any other event. Each Shareholder agrees, jointly and severally, to hold the Shareholders’ Agent free and harmless from any and all loss, damage or liability which they, or any one of them, may sustain as a result of any action taken in good faith hereunder.

12.10	Entire Agreement.

This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

12.11	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12	Headings.

The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

12.13	Glossary of Terms.

The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

“Affiliate” - Section 3.8. (k)

“Ancillary Instruments” - Section 3.2. (a)

“Buyer’s Affiliates” - Section 8.1

“CERCLA” - Section 3.11.(c)

“Claim” - Section 8.1

“Closing” - Preamble to Article 9

“Closing Date” - Section 9

“Code” - Section 3.5.(e)

“Disclosure Schedule” - Article 12

“Environmental Laws” - Section 3.11. (c)

“Government Entities” - Section 3.3

“HSR Act” - Section 3.3

“Indemnified Party” - Section 8.3. (a)

“Indemnifying Party” - Section 8.3. (a)

“Laws” - Section 3.3

“Lien” - Section 3.12. (a)

“Litigation” - Section  3.10

“Orders” - Section 3.3

“Products” - Section 3.20

“Consideration” - Section 2.1

“Real Property” - Section 3.12. (c)

“Financial Statements” - Section 3.4

“Subsidiary” - Section 3.1. (d)

“Trade Rights” - Section 3.18

“Waste” - Section 3.11. (c)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYERInnovative Software Technologies, Inc.
		By:	/s/Anthony F. Zalenski
Anthony F. Zalenski, Shareholder

By:	/s/ Christopher J. Floyd
	Christopher J. Floyd Chief Financial Officer	By:	/s/Anthony F. Zalenski
Thomas Elowson, Shareholder

COMPANYAcXess, Inc.
		By:	/s/Chris Terry
Chris Terry, Shareholder
By:	/s/Anthony F. Zalenski
	Anthony F. Zalenski Chief Executive Officer	By:	/s/Helge Solberg
Helge Solberg, Shareholder

SHAREHOLDER’S AGENT		By:	/s/Toby Hosterman
Toby Hosterman, Shareholder

By:	/s/Anthony F. Zalenski
	Anthony F. Zalenski Shareholder’s Agent	By:	/s/Traver Gruen-Kennedy
Traver Gruen-Kennedy, Shareholder

By:	/s/Roderick Dowling
Roderick Dowling, Shareholder

By:	/s/Bernard Mathaisel
Bernard Mathaisel, Shareholder

GENERAL RELEASE SECTION 5.3

In consideration of the entry of Innovative Software Technologies, Inc., a California corporation (“Releasee”), into the transactions provided for in that certain Stock Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), among Releasee, AcXess, Inc., a Florida corporation (the “Company”), those shareholders of the Company listed in Schedule 3.1(f) attached to the Exchange Agreement (individually, a “Releasor” and, together. the “Releasors”), and Anthony F. Zalenski, an individual residing in Boca Raton, Florida, and for the Releasee transferring 11,000,000 shares of common stock of Releasee (the “INIV Shares”) to the Releasors (the “Transaction”), and other good and valuable consideration, the parties agree as follows:

1. Each of the Releasors hereby releases, acquits and forever discharges Releasee from any and all known liabilities, claims, damages, or causes of action, which may be asserted by or against any Releasor or the Company.

2. The parties declare and represent that they have received independent legal advice and that they fully understand the terms of this release and voluntarily accept the agreement for the purpose of making a full and final compromise, adjustment and settlement of all known claims and damages. The parties have carefully read the agreement, know the contents hereof and execute the same as their free act, without relying upon the representations or assurances of the other parties.

3. The undersigned expressly assume the risk of any mistake of fact and of any facts proven to be other than or different from the facts now known to any of the parties to this release or believed by them to exist. It is the expressed intent of the parties to this release to settle and adjust all controversies, finally and forever, without regard to who may or may not be correct in any understanding of fact or law.

4. It is understood and agreed that this release is not to be construed as an admission of liability of any party, liability being expressly denied by all parties.

5. In the event an attorney is employed to enforce any of the provisions of this release (including any bankruptcy, insolvency or similar proceeding affecting creditors’ rights generally), the party so required shall be entitled to recover reasonable attorney fees and other costs incurred, irrespective of whether any legal proceeding is commenced. If any legal action, arbitration or other proceeding is brought to construe, interpret or enforce the terms of this release, the prevailing party shall be entitled to recover reasonable attorney fees and other costs incurred, both at trial and on any appeal.

a. IN WITNESS WHEREOF, the Releasors and the Releasee hereby effect this Release this 23rd day of June, 2006.

RELEASORS:

Dated: June 23, 2006	/s/Anthony F. Zalenski
Anthony F. Zalenski

Dated: June 23, 2006	/s/Thomas J. Elowson
Thomas J. Elowson

Dated: June 23, 2006	/s/Chris Terry
Chris Terry

Dated: June 23, 2006	/s/Helge Solberg
Helge Solberg

Dated: June 23, 2006	/s/Toby Hosterman
Toby Hosterman

Dated: June 23, 2006	/s/Traver Gruen-Kennedy
Traver Gruen-Kennedy

Dated: June 23, 2006	/s/Roderick A. Dowling
Roderick A. Dowling

Dated: June 23, 2006	/s/Bernard Mathaisel
Bernard Mathaisel

RELEASEE:
Innovative Software Technologies, Inc.
By:	/s/Christopher J. Floyd
Christopher J. Floyd Chief Financial Officer

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Disclosure Schedule

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Schedule 3.1(c) - Foreign Corporation Qualification

Florida

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Schedule 3.1(d) - Subsidiaries

None.

2

Schedule 3.1(f) - Shareholder List

Shareholder	AcXess Shares	INIV Shares
Anthony Zalenski	6,010,005	7,258,559
Thomas Elowson	1,500,000	1,811,619
Chris Terry	100,000	120,774
Helge Solberg	100,000	120,774
Toby Hosterman	10,000	12,077
Traver Gruen-Kennedy	520,452	628,575
Roderick Dowling	433,710	523,811
Bernard Mathaisel	433,710	523,811
	9,107,877	11,000,000

Exchange ratio of approximately 1.21 shares of INIV for each share of AcXess.

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Schedule 3.3 - Violation, Conflict, Default

None.

4

Schedule 3.4 - Financial Statements

Financial Statements of AcXess, Inc. as of March 31, 2006

5

Schedule 3.5(b) - Tax Returns (Exceptions to Representations)

None.

6

Schedule 3.5(c) - Tax Audits

None.

7

Schedule 3.5(d) - Consolidated Tax Returns

None.

8

Schedule 3.5(e) - Tax, Other

None.

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Schedule 3.6 - Accounts Receivable (Aged Schedule)

$-0-

10

Schedule 3.7 - Inventory Off Premises

$-0-

11

Schedule 3.8 - Certain Changes

None.

12

Schedule 3.9 - Off-Balance Sheet Liabilities

None.

13

Schedule 3.10 - Litigation Matters

None.

14

Schedule 3.11(a) - Non-Compliance with Laws

None.

15

Schedule 3.11(b) - Licenses and Permits

None.

16

Schedule 3.11(c) - Environmental Matters (Exceptions to Representations)

None.

17

Schedule 3.12 - Liens

None.

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Schedule 3.12(c) - Owned Real Property

None.

19

Schedule 3.13 - Insurance

None.

20

Schedule 3.14(a) - Real Property Leases

Lease Agreement dated January 18th, 2006 with Mekanika for approximately 3200 square feet located at 3998 FAU Blvd., Suite 210, Boca Raton, 33431. Said lease has a term from February 1, 2006 through June 30, 2007 and a monthly payment of $5,850.

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Schedule 3.14(b) - Personal Property Leases

None.

22

Schedule 3.14(g) - Collective Bargaining Agreements

None.

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Schedule 3.14(h) - Loan Agreements, etc.

In December of 2005, the Company converted the following amounts owed for services performed from Accounts Payable to non-interest bearing Promissory Notes in the amounts so indicated.

Creditors	Principal Balance as of June 26, 2006
Chris Terry	$14,436.48
Helge Solberg	90,627.92
Toby Hosterman	982.52
Ray Leitz	47,619.64
Roberta Ryncarz	2,400.00
Jerry Lumpkin	19,047.88
$175,114.44

All notes have a term of one year and an interest rate of 6%, interest to accrue for the term of the note. Interest accrued as of June 30, 2006 was $5,350.45.

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Schedule 3.14(i) - Guarantees

None.

25

Schedule 3.14(l) - Material Contracts

None.

26

Schedule 3.15 - Labor Matters

None.

27

Schedule 3.17 - Employment Compensation

None.

28

Schedule 3.18 - Trade Rights

None.

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Schedule 3.19(a) - Major Customers

None.

30

Schedule 3.19(b) - Major Suppliers

None.

31

Schedule 3.19(c) - Dealers and Distributors

None.

32

Schedule 3.20 - Product Warranty, Warranty Expense and Liability Claims

None.

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Schedule 3.21 - Bank Accounts

Wachovia Bank

Account Name:              ACXESS, INC.
Acct no.:                         2000023693201
ABA:                               067-006432

WIRE TRANSFERS
ABA:                               063-000021
SWIFT:                           PNBPUS33

TOWN CENTER PLAZA FINANCIAL CENTER
5355 TOWN CENTER RD, SUITE 101
BOCA RATON, FL 33486
Phone: (561) 338-6021
Fax: (561) 338-6027

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Schedule 3.22(a) - Contracts with Affiliates

None.

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Schedule 3.22(c) - Obligations of and to Affiliates

None.

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Schedule 4.4 - Buyer’s Disclosure

Buyer has raised in excess of $200,000 since the filing of the last 10QSB through the issuance of convertible promissory notes and warrants and expect to raise an additional $150,000 to $250,000 within 20 days of Closing. The notes have a term of six months, carry an interest rate of 12%, and may convert at the holder’s option into shares of common stock of Buyer at a 30% discount to the price set in a Qualified Financing in excess of $1,000,000.

There have been no other material changes in our financial status, operations, or contingent liabilities.

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